[Letterhead of Goodwin Procter LLP]

June 19, 2012

Zalicus Inc. 245 First Street Third Floor Cambridge, Massachusetts 02142

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-166116) (as amended or supplemented, the “Registration Statement”) filed on April 16, 2010 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Zalicus Inc., a Delaware corporation (the “Company”) of up to $50,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on April 29, 2010. Reference is made to our opinion letter dated April 16, 2010 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated June 19, 2012 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $15,000,000 of shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

     For purposes of the opinion set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock reserved for issuance upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Certificate of Incorporation, as amended and then in effect.

LIBC/4342137.3

Zalicus Inc. June 19, 2012 Page 2

     The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 19, 2012 which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP